Exhibit 99.1

Mobile Infrastructure Completes $87.5 Million in Refinancings that Strengthen its Financial Position and Increase its Financial Flexibility

●	Aligned debt with core asset values and extended maturities
●	Added to cash on hand and released encumbrances on three parking assets

CINCINNATI, OH – December 11, 2024 – Mobile Infrastructure Corporation (NYSE American: BEEP) (“Mobile”, “Mobile Infrastructure” or the “Company”), a leading owner and operator of parking facilities across the United States, today announced the successful completion of $87.5 million in refinancing transactions. The transactions were completed with two separate loans at a weighted average interest rate of 7.690%, with various maturities between 2027 and 2034.

With the net proceeds obtained from these refinancings, Mobile repaid a secured loan with KeyBank Capital Markets, which had an outstanding principal balance of $ 48.8 million and an interest rate of 8.19%, and two additional loans secured by parking assets in Chicago, Illinois and Cincinnati, Ohio, with an aggregate principal balance of $31.3 million. Substantially all of Mobile Infrastructure’s 2024 and 2025 debt maturities have now been extended.

“The completion of these transactions provides important financial flexibility as we work to advance our long-term growth strategy,” said Stephanie Hogue, President of Mobile Infrastructure Corporation. “We have strengthened our balance sheet by extending our debt maturities and aligning them more closely with the intrinsic value of our key assets, while maintaining our leverage ratio at less than 55% Loan-to-Value. The addition of two new lending partners underscores the attractiveness of our asset portfolio and broadens our financial relationships and access to capital.”

The Company also announced that it has successfully completed the buyout of a minority partner in one of its assets at an attractive valuation. “We can now more readily reposition this asset while reinvesting the cash it generates that previously would have been distributed to our partner. We will seek out similar opportunities in the future as we continue to assess and refine our asset portfolio,” Ms. Hogue concluded.

The refinancing initiatives include a multi-asset Commercial Mortgage-Backed Securities (CMBS) pool transaction, as well as the refinancing of a single-asset CMBS with a large regional bank. Both represent new relationships with lenders who can provide long-term capital.

These refinancing efforts are part of Mobile Infrastructure’s ongoing commitment to optimize its capital structure and deliver value to shareholders. By extending debt maturities and aligning them with the Company’s core asset values, Mobile Infrastructure is better positioned to execute its strategic initiatives and capitalize on future growth opportunities.

About Mobile Infrastructure Corporation Mobile Infrastructure Corporation is a Maryland corporation that owns a diversified portfolio of parking assets primarily located in the Midwest and Southwest United States. As of September 30, 2024, the Company owned 41 parking facilities in 20 separate markets throughout the United States, with a total of approximately 15,300   parking spaces and approximately 5.2 million square feet.

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the industry and markets in which Mobile Infrastructure operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to implement its business strategy, economic conditions, competitive environment, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Mobile Infrastructure undertakes no obligation to update or revise these statements, except as may be required by law.

Contact:

Mobile Infrastructure Corporation

30 West 4th Street Cincinnati, OH 45202

Phone: +1 212 509 4000

Email: beepir@advisiry.com